                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76858

Prospectus Supplement No. 2 dated July 1, 2002
to Prospectus dated June 6, 2002


                                  $290,000,000

                              TECH DATA CORPORATION
                 2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                                       AND
                THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF


         This prospectus supplement relates to the accompanying prospectus dated June 6, 2002 relating to the offer and sale from time to time of up to $290,000,000 principal amount of 2% convertible subordinated debentures due 2021 of Tech Data Corporation and the shares of our common stock issuable upon conversion of the debentures. The "Selling Security Holders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the tables appearing in the "Selling Security Holders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus, or any other amendments or supplements thereto and, as indicated, to supercede the information previously included in the table appearing in the "Selling Security Holders" section of the accompanying prospectus, or any other amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated June 6, 2002 and all other amendments or supplements thereto. The terms of the debentures are set forth in the accompanying prospectus dated June 6, 2002.

         Selling security holders listed in the "Selling Security Holders" section of this prospectus supplement and any other amendments or supplements thereto may offer and sell the debentures and the shares of common stock issuable upon conversion of the debentures pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling security holders will sell all or any of the debentures or the shares of common stock.

                            SELLING SECURITY HOLDERS

         The information set forth in the tables below is based on the information provided to us regarding the selling security holders listed on the tables in the Selling Security Holders section of the accompanying prospectus dated June 6, 2002.







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


                                                 PRINCIPAL AMOUNT OF
                                            DEBENTURES OWNED BEFORE    PERCENTAGE OF    NUMBER OF SHARES OF
                                            OFFERING AND THAT MAY BE   DEBENTURES       COMMON STOCK THAT
NAME (1)                                             SOLD              OUTSTANDING      MAY BE SOLD (2) (3)
--------                                    -------------------------  -----------      -------------------
Banc of America Securities LLC (5)                 $6,000,000              2.1%                 100,798
BGI Global Investors                                  247,000               --                    4,150
Forest Alternative Strategies II                       70,000               --                    1,176
Forest Fulcrum Fund L.L.P                             955,000               --                   16,044
Forest Global Convertible Fund Series A-5           3,812,000              1.3%                  64,040
LLT LIMITED                                           254,000               --                    4,267
Lyxor Master Fund                                     714,000               --                   11,995
Relay II Holdings                                     124,000               --                    2,083
San Diego County Employees
  Retirement Association                              500,000               --                    8,400
Sylvan (IMA) Ltd.                                     377,000               --                    6,333
Zazove Convertible
  Arbitrage Fund, L.P.                                900,000               --                   15,120
Zazove Income
  Fund L.P.                                           600,000               --                   10,080
Zurich Master Hedge Fund                              447,000               --                    7,509


---------

         The selling security holders listed below advised us that they are nonpublic business entities and have identified to us the following persons or entities having voting and investment control over the debentures and underlying shares of common stock set forth above in the selling security holders' table.

                                                              PERSON OR ENTITY HAVING VOTING
         SELLING SECURITY HOLDER                                  AND INVESTMENT CONTROL
         -----------------------                              -------------------------------
      BGI Global Investors                                            Stephen J. DeVoe III
      Forest Alternative Strategies II                                Stephen J. DeVoe III
      Forest Fulcrum Fund L.L.P.                                      Stephen J. DeVoe III
      Forest Global Convertible Fund Series A-5                       Stephen J. DeVoe III
      LLT LIMITED                                                     Michael Boyd
      Lyxor Master Fund                                               Stephen J. DeVoe III
      Relay II Holdings                                               Stephen J. DeVoe III
      San Diego County Employees Retirement Association               Brian Swain
      Sylvan (IMA) Ltd                                                Stephen J. DeVoe III
      Zazove Convertible Arbitrage Fund, L.P.                         Brian Swain
      Zazove Income Fund L.P.                                         Brian Swain
      Zurich Master Hedge Fund                                        Stephen J. DeVoe III


         We refer you to the "Selling Security Holders" section of the accompanying prospectus dated June 6, 2002 for additional information.